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                                                                   EXHIBIT 12.1

                             LDM TECHNOLOGIES, INC.
          PRO FORMA COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (THOUSANDS OF DOLLARS, EXCEPT RATIOS)



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

                                                Years ended September 29, 1996      Quarter ended
                                                ------------------------------
                                                                  Supplemental      December 29, 1996
                                                Pro Forma (a)    Pro Forma (b)      Pro Forma
                                                -------------    -------------      -----------------

Earnings available for fixed charges:
  Income (loss) from continuing
  operations before income taxes, minority
  interest and extraordinary item               $3,492               $     (1)         $  848

  Interest, including amortization
  of debt issuance costs                         5,676                 14,047           3,416


  Less, interest capitalized during the year      (780)                  (780)            (66)

  Amortization of capitalized interest              16                     16               4

  Portion of operating lease rentals deemed to
  be interest                                      600                    600             218
                                                ---------------------------------------------

     Total earnings available for fixed charges $9,004                $13,882           4,420
                                                =============================================

Fixed charges:

  Interest, including amortization of
  debt issuance costs                           $5,676                $14,047        $  3,416

  Portion of operating lease rentals deemed to
  be interest                                      600                    600             218
                                                ---------------------------------------------
                                                $6,276                $14,647        $  3,634
     Total fixed charges                        =============================================


Ratio of earnings to fixed charges                  1.4                                   1.2

Deficiency of earnings available for fixed
charges                                                              $    765


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(a)  Gives effect only to the change in interest expense to the extent of the repayment of previously existing debt from proceeds of the Initial
     Offering.


(b) Gives effect to both the Initial Offering, in entirety, and the Molmec Acquisition.